Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

April 22, 2010	Contact:	Helen W. Cornell
Executive Vice President, Finance and CFO
(217) 228-8209
GARDNER DENVER, INC. REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS:
Orders Increase and DEPS Improve as a Result of Restructuring Benefits
First Quarter Highlights:
•	Orders increased 23 percent compared to the three-month period ended March 31, 2009, of which 18% was organic.

•	Operating income expands, despite a 9% decline in revenues.

•	Diluted Earnings Per Share (“DEPS”) were $0.61 for the first quarter of 2010.

•	The Company raises 2010 full-year DEPS outlook range to $2.72 to $2.82.

•	Cash provided by operating activities exceeded $26 million for the first quarter of 2010, which was used in part to repay debt (approximately $13 million) and repurchase shares (approximately $9 million).
QUINCY, IL (April 22, 2010) — Gardner Denver, Inc. (NYSE: GDI) announced that revenues and operating income for the three months ended March 31, 2010 were $422.2 million and $47.5 million, respectively, and net income and DEPS attributable to Gardner Denver were $32.0 million and $0.61, respectively. The three-month period ended March 31, 2010 included $1.1 million in expenses related to profit improvement initiatives and non-recurring items (totaling $0.01 per diluted share) and an effective tax rate of 23.2 percent.
Compared to the three-month period of 2009, revenues declined 9 percent, but orders increased 23 percent. The improvement in orders occurred in most business units and in all regions. Operating income increased $274.6 million compared to the prior year, which included a preliminary impairment charge of $265 million and expenses related to profit improvement initiatives and non-recurring items totaling $8.1 million. Other than the prior year impairment charge and the year-over-year reduction in expenses related to profit improvement initiatives and non-recurring items, the increase in operating income in the three-month period of 2010, compared to the prior year period, was primarily attributable to the benefit of restructuring initiatives implemented over the previous twelve months.
CEO’s Comments Regarding Results
“We were quite pleased by the acceleration in demand for our products,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “The improvement was broad-based, providing an indication that the global economy is in the early stages of recovery. Demand for OEM products continued to improve during the quarter, as did requirements for well servicing pumps, and aftermarket parts and services. In these businesses, we have benefited from investments in process improvements, which have resulted in improved margins and increased manufacturing velocity, and enabled us to respond to some of the increased demand. We are continuing our transformation into a lean organization, which supports our goal of 14 percent operating margin in the Industrial Products segment by 2014. As a result of operational improvements, foreign currency exchange gains and the net benefit of the timing of certain expenses, operating margin for our Industrial Products Group continued to demonstrate sequential improvement.
“Cash provided by operating activities was more than $26 million in the three-month period of 2010, allowing the Company to continue to reduce its borrowings and repurchase some of its shares in the open market for the first time since 2008. Debt to total capital was 24.5 percent as of March 31, 2010, and we continue to expect cash flow from operating activities, less capital expenditures, to exceed net income in 2010, which should position the Company to repurchase shares or make acquisitions, if the appropriate opportunities become available.
“The Company invested approximately $4.8 million in capital expenditures in the three-month period of 2010, compared to $9.0 million in the prior year period. By comparison, depreciation and amortization expense was $15.6 million for the three-month period of 2010 and $16.7 million in the comparable period of 2009. The Company expects capital expenditures to be approximately $35 million to $40 million in 2010. One of the benefits of our application of lean principles is that non-capital solutions are often identified as part of our process improvements, or the projects are less capital intensive.
“In the first quarter of 2010, we shipped a large engineered package for a tar sands application. As expected, segment operating margin(1) for our Engineered Products Group in the first quarter of 2010 was negatively impacted by the unfavorable mix associated with the shipment of this package, which contained a disproportionate amount of purchased components.
“We completed the sale of a foundry that we previously operated in Schopfheim, Germany during the first quarter of 2010 and completed our eighth manufacturing plant closure. We realized significant productivity improvements at our Louisiana operation and began to see reductions in past due backlog, despite the ongoing growth in orders. In general, we are making good progress in broadening our knowledge and use of lean initiatives, and driving our decision-making based on the voice of the customer.”
Outlook
Mr. Pennypacker stated, “Despite the improved orders for OEM products, well servicing pumps, and aftermarket parts and services, backlog currently remains below historical levels and our visibility into future order trends continues to be rather limited. We believe increases in capacity utilization indicate a slightly improved environment for aftermarket services for industrial equipment, but that capacity utilization has not increased sufficiently to warrant a significant amount of capital investments by manufacturing companies. As a result of our expectation for a slow economic recovery, we anticipate demand for industrial products to gradually improve as the year progresses, but continue to remain cautious in our outlook.
“Revenues for Engineered Products depend more on existing backlog levels than revenues for Industrial Products. Many of these products are used in process applications, such as oil and gas refining and chemical processing, which are industries that typically experience increased demand very late in economic cycles. At present, orders for products used in these applications are primarily for aftermarket parts and services. Furthermore, we are uncertain how long orders for drilling pumps will be negatively impacted by a lack of rig production and refurbishment in North America and whether reduced prices for natural gas will ultimately affect demand for well servicing pumps and related aftermarket parts and services. Our current outlook assumes that demand for drilling pumps will not improve significantly in 2010, but that slightly higher investments will be made in well servicing equipment, consistent with on-going development of shale formations.”
Mr. Pennypacker stated, “Based on the economic outlook, our existing backlog and cost reduction plans, we are projecting the second quarter 2010 DEPS attributable to Gardner Denver to be in a range of $0.59 to $0.63. Profit improvement projects and other lean initiatives will continue to be implemented throughout 2010. Accordingly, we may record additional profit improvement charges totaling approximately $1 million or $0.01 DEPS in the second quarter of 2010 related to potential and in-process initiatives. Excluding profit improvement costs, the second quarter 2010 DEPS are expected to be in a range of $0.60 to $0.64.
“The full-year 2010 DEPS are expected to be in the range of $2.72 to $2.82. This projection includes estimated profit improvement costs (primarily consisting of severance expenses) and other items totaling $0.03 per diluted share. Full-year 2010 DEPS, adjusted to exclude profit improvement costs and other items, are expected to be in a range of $2.75 to $2.85. The effective tax rate assumed in the DEPS guidance for the second through fourth quarters of 2010 is 28 percent.”
First Quarter Results
Revenues decreased $40.3 million (9 percent) to $422.2 million for the three months ended March 31, 2010, compared to the same period of 2009. Industrial Products segment revenues decreased 3 percent in the first quarter, compared to the same period of 2009. Orders for Industrial Products, however, increased 14 percent for the three-month period of 2010, compared to the same period of 2009, reflecting an increase in demand on a global basis.
Engineered Products segment revenues decreased 16 percent for the three months ended March 31, 2010, compared to the same period of 2009, due to the reduced demand attributable to the global economic slowdown, partially offset by favorable changes in foreign currency exchange rates and the shipment of the aforementioned large engineered package for a tar sands project in Canada. Orders for Engineered Products increased 40 percent in the first quarter, compared with the same period of 2009. In addition to the improved demand for OEM products, well servicing pumps and aftermarket parts and services, in the first quarter of 2010 we received an order with a total value of approximately $13 million for liquid natural gas loading arms destined for Australia, which we expect to ship in the fourth quarter of this year. See “Selected Financial Data Schedule” at the end of this press release.
Gross profit decreased $6.8 million (5 percent) to $133.8 million for the three months ended March 31, 2010, compared to the same period of 2009, primarily as a result of volume reductions and unfavorable product mix, despite the benefit of favorable changes in foreign exchange rates and cost reductions previously completed. Gross margins increased to 31.7 percent in the three months ended March 31, 2010, from 30.4 percent in the same period of 2009. The increase in gross margins was due to the benefits of operational improvements and cost reductions, partially offset by the loss of volume leverage and unfavorable mix.
Selling and administrative expenses decreased $6.9 million to $87.7 million in the three-month period ended March 31, 2010, compared to the same period of 2009, primarily due to cost reductions that were partially offset by the impact of unfavorable changes in foreign currency exchange rates ($4.6 million). As a percentage of revenues, selling and administrative expenses increased slightly to 20.8 percent for the three-month period ended March 31, 2010, compared to 20.5 percent for the same period of 2009, primarily as a result of the reduced leverage resulting from lower revenues.
Operating income, as adjusted to exclude the net impact of expenses incurred for profit improvement initiatives and non-recurring items (“Adjusted Operating Income”) for the three-month period ended March 31, 2010 was $48.5 million. Adjusted operating income as a percentage of revenues improved to 11.5 percent from 9.9 percent in the three-month period of 2009. DEPS, as adjusted for the impact of profit improvement initiatives and non-recurring items (“Adjusted DEPS”) for the three-month period ended March 31, 2010, were $0.62. Adjusted Operating Income, on a consolidated and segment basis and Adjusted DEPS are both financial measures that are not in accordance with GAAP. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.
Adjusted Operating Income for the Industrial Products segment in the first quarter of 2010 was $20.5 million and segment Adjusted Operating Income as a percentage of revenues was 8.3 percent. By comparison, the Adjusted Operating Income for the Industrial Products segment was $5.2 million, or 2.0 percent of revenues, in the three-month period of 2009. The segment operating income(1) and segment operating margin(1), as reported under GAAP, for the

Industrial Products segment for the three months ended March 31, 2010 was $19.6 million and 7.9 percent, respectively. The segment operating loss(1) for the Industrial Products segment, as reported under GAAP, for the three months ended March 31, 2009 was $261.4 million. The improvement in Adjusted Operating Income for this segment was primarily attributable to cost reductions completed over the previous twelve months. See the “Selected Financial Data Schedule” and the “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Adjusted Operating Income for the Engineered Products segment for the first quarter of 2010 was $28.0 million and segment Adjusted Operating Income as a percentage of revenues was 16.0 percent. The Adjusted Operating Income for the Engineered Products segment in the three-month period of 2009 was $40.8 million, or 19.5 percent of revenues. Segment operating income(1), as reported under GAAP, for the Engineered Products segment for the three months ended March 31, 2010 was $27.9 million and segment operating margin(1) was 15.9 percent, compared to $34.2 million and 16.4 percent, respectively, in the same period of 2009. The reduction in Adjusted Operating Income for this segment was primarily attributable to volume reductions and unfavorable product mix, partially offset by cost reductions completed over the previous twelve months. See the “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The provision for income taxes for the three months ended March 31, 2010 decreased $4.1 million to $9.7 million, compared to the same period of 2009. The provision for income taxes in the three-month period of 2009 included expense of $8.6 million associated with the write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir. In the first quarter of 2009, the Company also recognized a $3.6 million benefit as a result of the reversal of an income tax reserve and related interest associated with the completion of a foreign tax examination.
Net income attributable to Gardner Denver for the three months ended March 31, 2010 increased $281.1 million to $32.0 million, compared to a net loss of $249.2 million in the same period of 2009. The first quarter of 2009 included a preliminary goodwill impairment charge of $265.0 million, restructuring charges of $7.9 million ($5.5 million after taxes), and $5.0 million of income tax adjustments mentioned previously. Diluted earnings per share attributable to Gardner Denver for the three months ended March 31, 2010 were $0.61, compared to a loss of $4.81 on a per share basis for the same period of the previous year.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending December 31, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three-month periods ended March 31, 2010 and 2009 follow.
Gardner Denver will broadcast a conference call to discuss results for the first quarter of 2010 on Friday, April 23, 2010 at 9:30 a.m. Eastern Time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website at www.GardnerDenver.com or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2009 revenues of approximately $1.8 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

(1)	Segment operating income (loss) (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income (loss) to consolidated operating income (loss) and consolidated income (loss) before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended
	March 31,		%
	2010	2009	Change
Revenues	$422,164	$462,480	(9)
Cost of sales	288,357	321,869	(10)

Gross profit	133,807	140,611	(5)
Selling and administrative expenses	87,694	94,583	(7)
Other operating (income) expense, net	(1,351)	8,176	NM
Impairment charges, net	—	265,000	NM

Operating income (loss)	47,464	(227,148)	NM
Interest expense	6,116	7,657	(20)
Other income, net	(635)	(188)	NM

Income (loss) before income taxes	41,983	(234,617)	NM
Provision for income taxes	9,730	13,855	(30)

Net income (loss)	32,253	(248,472)	NM
Less: Net income attributable to noncontrolling interests	295	697	(58)

Net income (loss) attributable to Gardner Denver	$31,958	$(249,169)	NM

Earnings (loss) per share attributable to Gardner Denver common stockholders:
Basic earnings (loss) per share	$0.61	$(4.81)	NM

Diluted earnings (loss) per share	$0.61	$(4.81)	NM

Dividends per share	$0.05	$—	NM

Basic weighted average number of shares outstanding	52,245	51,765

Diluted weighted average number of shares outstanding	52,685	51,765

Shares outstanding as of March 31	52,327	51,905

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	3/31/2010	12/31/2009	Change
Cash and cash equivalents	$112,823	$109,736	3
Accounts receivable, net	332,404	326,234	2
Inventories, net	223,088	226,453	(1)
Total current assets	721,208	718,511	—

Total assets	1,893,792	1,939,048	(2)

Short-term borrowings and current maturities of long-term debt	38,110	33,581	13
Accounts payable and accrued liabilities	273,706	289,949	(6)
Total current liabilities	311,816	323,530	(4)
Long-term debt, less current maturities	306,660	330,935	(7)

Total liabilities	828,777	875,039	(5)

Total stockholders’ equity	$1,065,015	$1,064,009	—

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended
	March 31,		%
	2010	2009	Change
Industrial Products Group
Revenues	$246,394	$253,873	(3)
Operating income (loss)	19,553	(261,390)	NM
% of revenues	7.9%	NM
Orders	277,800	244,677	14
Backlog	210,467	245,333	(14)

Engineered Products Group
Revenues	175,770	208,607	(16)
Operating income	27,911	34,242	(18)
% of revenues	15.9%	16.4%
Orders	207,465	148,385	40
Backlog	229,342	259,580	(12)

Reconciliation of Segment Results to Consolidated Results
Industrial Products Group operating income (loss)	$19,553	$(261,390)
Engineered Products Group operating income	27,911	34,242

Consolidated operating income (loss)	47,464	(227,148)
% of revenues	11.2%	NM
Interest expense	6,116	7,657
Other income, net	(635)	(188)

Income (loss) before income taxes	$41,983	$(234,617)

% of revenues	9.9%	NM

The Company evaluates the performance of its reportable segments based on operating income (loss), which is defined as income (loss) before interest expense, other income, net, and income taxes. Reportable segment operating income (loss) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income (loss) and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended
	March 31,
		%
	$ Millions	Change
Industrial Products Group
2009 Revenues	253.9
Effect of currency exchange rates	13.8	5
Organic growth	(21.3)	(8)

2010 Revenues	246.4	(3)

2009 Orders	244.7
Effect of currency exchange rates	15.3	6
Organic growth	17.8	8

2010 Orders	277.8	14

Backlog as of 03/31/09	245.3
Effect of currency exchange rates	10.0	4
Organic growth	(44.8)	(18)

Backlog as of 03/31/10	210.5	(14)

Engineered Products Group
2009 Revenues	208.6
Effect of currency exchange rates	5.6	3
Organic growth	(38.4)	(19)

2010 Revenues	175.8	(16)

2009 Orders	148.4
Effect of currency exchange rates	6.2	4
Organic growth	52.9	36

2010 Orders	207.5	40

Backlog as of 03/31/09	259.6
Effect of currency exchange rates	6.0	2
Organic growth	(36.3)	(14)

Backlog as of 03/31/10	229.3	(12)

Consolidated Revenues
2009	462.5
Effect of currency exchange rates	19.4	4
Organic growth	(59.7)	(13)

2010	422.2	(9)

GARDNER DENVER, INC.
RECONCILIATION OF OPERATING INCOME (LOSS) AND DEPS TO
ADJUSTED OPERATING INCOME AND ADJUSTED DEPS
(in thousands, except per share amounts and percentages)
(Unaudited)
While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides management a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.

	Three Months Ended
	March 31, 2010
	Industrial	Engineered
	Products	Products
	Group	Group	Consolidated
Operating income	$19,553	$27,911	$47,464
% of revenues	7.9%	15.9%	11.2%

Adjustments to operating income:
Profit improvement initiatives (2)	1,199	155	1,354
Other, net (4)	(283)	(20)	(303)
Total adjustments to operating income	916	135	1,051

Adjusted Operating Income	$20,469	$28,046	$48,515
% of revenues, as adjusted	8.3%	16.0%	11.5%

	Three Months Ended
	March 31, 2009
	Industrial	Engineered
	Products	Products
	Group	Group	Consolidated
Operating (loss) income	$(261,390)	$34,242	$(227,148)
% of revenues	NM	16.4%	NM
Adjustments to operating (loss) income:
Profit improvement initiatives (2)	1,521	6,343	7,864
Impairment charges, net (3)	265,000	—	265,000
Other, net (4)	56	197	253

Total adjustments to operating (loss) income	266,577	6,540	273,117

Adjusted Operating Income	$5,187	$40,782	$45,969
% of revenues, as adjusted	2.0%	19.5%	9.9%

	Three Months Ended
	March 31,
			%
	2010	2009	Change
Diluted earnings (loss) per share	$0.61	$(4.81)	NM

Adjustments to diluted earnings (loss) per share:
Profit improvement initiatives (2)	0.02	0.11
Impairment charges, net (3)	—	5.10
Non-cash income tax items (5)	—	0.10
Other, net (4)	(0.01)	0.01

Total adjustments to diluted earnings (loss) per share	0.01	5.32

Adjusted Diluted Earnings Per Share	$0.62	$0.51	22

(2)	Costs, consisting primarily of employee termination benefits, to streamline operations, reduce overhead costs and rationalize the Company’s manufacturing footprint.

(3)	Represents the preliminary charge for the impairment of goodwill in 2009.

(4)	Consists of the gain on the sale of a foundry in the first quarter of 2010 and, in both 2010 and 2009, certain retirement expenses, acquisition due diligence and certain integration costs.

(5)	Includes an $8.6 million ($0.17 per share) write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir, partially offset by the reversal of an income tax reserve and related interest totaling $3.6 million ($0.07 per share) associated with the completion of a foreign tax examination.